Exhibit 10.35

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”), dated November 22, 2016, is made by and between ZAIS Group, LLC (“EMPLOYER” or “ZAIS”) and Donna Blank (“EMPLOYEE”).

RECITALS

A.	For purposes of this Agreement, “EMPLOYER” means ZAIS Group, LLC and includes each of its predecessors, successors in interest, assigns, parent and subsidiary organizations, affiliates, and partners, and its past, present, and future officers, directors, shareholders, agents, and employees, and their heirs and assigns.

B.	EMPLOYEE has advised EMPLOYER of EMPLOYEE’S decision to resign as an employee of EMPLOYER and as an officer and/or director of EMPLOYER and any subsidiary or affiliate of EMPLOYER, effective November 30, 2016.

C As a result of EMPLOYEE’s separation from employment as set forth herein, and to fully and finally resolve all issues concerning EMPLOYEE's employment relationship with EMPLOYER, EMPLOYER and EMPLOYEE have decided to enter into this Agreement.

D For and in consideration of the mutual promises and covenants in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

OPERATIVE PROVISIONS

1.                  Separation of Employment. EMPLOYER and EMPLOYEE agree that EMPLOYEE’s employment relationship with EMPLOYER will terminate at the close of business on November 30, 2016 (the “Separation Date”). Provided that EMPLOYEE does not commit any act or omission which would constitute “for cause” or “cause”, as defined in your employment agreement dated May 14, 2015, such termination will be deemed to be other than for cause. In addition, EMPLOYEE (i) will resign, effective on the Separation Date, as Chief Financial Officer of ZAIS Group Holdings, Inc. and from any and all other positions EMPLOYEE holds as an officer and/or director of ZAIS Group Holdings, Inc., ZAIS Financial Corp., ZAIS and any other affiliates of ZAIS, whether or not EMPLOYEE is named as such.

2.                  Non-Competition and Non Solicitation. In consideration for EMPLOYEE’s agreements herein, and subject to EMPLOYEE’S compliance with the terms of this Agreement and to EMPLOYEE not being terminated “for cause” as aforesaid, EMPLOYER hereby waives, effective on and after the Separation Date, EMPLOYEE’s compliance with the non-competition covenant set forth in the Non-Competition, Non-Solicitation, Confidentiality and Intellectual Property Agreement, dated June 1, 2015, (the “Non-Competition Agreement”).

3.                  Consideration.

a.                   EMPLOYEE will continue to receive her regular base salary at the rate of $300,000 per annum along with current EMPLOYER-sponsored insurance benefits through the Separation Date, paid in accordance with EMPLOYER’S normal scheduled pay dates, and net of all required withholdings.

b.                  In conjunction with EMPLOYEE’S separation, and contingent upon: (i) EMPLOYEE executing and complying with this Agreement; and (ii) this Agreement becoming effective, EMPLOYER shall pay to EMPLOYEE, $500,000. Employee understands that this payment shall be made no sooner than January 1, 2017 and no later than January 31, 2017. Such payment shall be subject to all applicable state and federal taxes and withholding.

c.                   After the Separation Date, EMPLOYEE will be entitled to continue COBRA coverage at her own cost and will be responsible for the execution of the COBRA continuation of coverage forms with which she will be provided.

d.        All other benefits, except those in which EMPLOYEE has vested rights under the terms of an employee benefit plan, terminate on EMPLOYEE’S Separation Date.

4.                  Sufficiency of Consideration; No Admission of Liability. The parties agree that the consideration paid to EMPLOYEE as set forth herein is good and sufficient consideration for this Agreement and the general release set forth below. EMPLOYEE acknowledges that neither this Agreement, nor payment of any consideration pursuant to this Agreement, shall be taken or construed to be an admission or concession of any kind with respect to alleged liability or alleged wrongdoing by EMPLOYER. EMPLOYER specifically disclaims any liability to EMPLOYEE and EMPLOYEE specifically admits that EMPLOYER is not liable to EMPLOYEE on any basis except for payments and benefits as and to the extent set forth in this Agreement.

5.                  Receipt of All Compensation. EMPLOYEE acknowledges and agrees that she has received all pay, compensation, and any other monies owed from EMPLOYER through the date that this Agreement is delivered to her and that together with her unpaid base salary through the Separation Date and the additional payment contemplated by Section 3.b. of this Agreement constitute the full and only payments owed through the Separation Date, and that EMPLOYEE is not entitled to any further compensation, pay, distributions, or monies with respect to the year 2016 or any prior year.

6.                  General Release, Waiver of Claims and Covenant Not to Sue. EMPLOYEE, in consideration of the promises, covenants, and payments to be made by EMPLOYER in this Agreement, hereby knowingly and voluntarily compromises, settles, and releases EMPLOYER from any and all past, present, or future claims, demands, obligations, or causes of action, whether based on tort (including fraud), contract, statutory or other theories of recovery for anything that has occurred up to and including the Effective Date of this Agreement. Such claims include any known and unknown claims EMPLOYEE may have or has against EMPLOYER, or which may later accrue to or be acquired by EMPLOYEE before and through the Effective Date of this Agreement against EMPLOYER and its predecessors, successors in interest, assigns, parent and subsidiary organizations, affiliates, and partners, and its past, present, and future officers, directors, shareholders, agents, and employees, and their heirs and assigns, whether directly or indirectly related to the employment relationship between the parties or not.

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In addition, EMPLOYEE specifically agrees to release and waive any and all claims arising under federal, state and local laws prohibiting any form of employment discrimination, harassment or retaliation, claims arising under the common law, and any other claims arising in any way from EMPLOYEE’s employment with EMPLOYER and the separation from employment, and any other conduct by EMPLOYER to the fullest extent permitted by law. EMPLOYEE’s express waiver and release of all claims or rights includes, but is not limited to, those arising under Title VII of The Civil Rights Act of 1964, 42 U.S.C. §2000 et seq.; Section 1981 of the Civil Rights Act of 1866, as amended; The Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (ADEA); the Fair Labor Standards Act, 29 U.S.C. §201 et seq. (FLSA); the Lilly Ledbetter Fair Pay Act; the Family and Medical Leave Act, 29 U.S.C. §2601 et seq. (FMLA); the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA); the Americans with Disabilities Act of 1990, 42 U.S.C. §12101 et seq. (ADA); the Rehabilitation Act, 29 U.S.C. §701 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq. (ERISA); the National Labor Relations Act, 29 U.S.C. §151 et seq. (NLRA); the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1 et seq. (NJLAD); the Conscientious Employee Protection Act, N.J.S.A. 34:19-1 et seq. (CEPA); the New Jersey Family Leave Act, N.J.S.A. 34:11B-1 et seq. (NJFLA); the New Jersey Workers’ Compensation Act, N.J.S.A. 34:15-1 et seq.; the New Jersey Wage and Hour Laws, N.J.S.A. 34:11-56a et seq.; and any and all claims for compensatory and punitive damages and attorneys' fees, costs or other expenses, including the applicable laws of New York.

EMPLOYEE represents that EMPLOYEE has not filed any lawsuits, claims or arbitrations against EMPLOYER, or filed or caused to be filed any charges or complaints against EMPLOYER in any municipal, state or federal jurisdiction or with any municipal, state or federal agency charged with the enforcement of any law or any self-regulatory organization. To the extent not inconsistent with Equal Employment Opportunity Commission (“EEOC”) Enforcement Guidance or Non-Waivable Employee Rights Under EEOC-Enforced Statutes dated April 11, 1997, and to the fullest extent permitted by law, EMPLOYEE shall not sue in any jurisdiction or file a complaint, grievance or demand for arbitration against EMPLOYER in any claim, arbitration, suit, action, investigation, or other proceeding that relates to any matter that involved EMPLOYER, and that occurred up to and including the Effective Date of this Agreement, unless required to do so by court order, subpoena or other directive by a court, administrative agency, arbitration panel or legislative body, or unless required to enforce this Agreement. Notwithstanding the foregoing provisions, nothing in this Agreement shall prevent EMPLOYEE from commencing an action or proceeding to enforce this Agreement or exercising her rights to challenge the validity of his waiver of ADEA claims set forth in this paragraph 5 of this AGREEMENT. To the extent the EMPLOYEE is permitted to and does participate in any investigation or action by the EEOC, EMPLOYEE acknowledges and agrees that any claims by EMPLOYEE for personal relief in connection with any such investigation or action (such as reinstatement or money damages) hereby are barred. This release, waiver and covenant does not apply to: (i) any right or claim to payment or benefit provided for and set forth in this Agreement; or (ii) the enforcement of any provision of this Agreement.

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7. Acknowledgements; Period for Review; Timing of Execution; Effective Date. EMPLOYEE acknowledges that EMPLOYER has advised her, and that she is aware, of the following:

a.       EMPLOYEE is and has been advised to consult with an attorney of her choosing prior to signing this Agreement;

b.      EMPLOYEE has 21 days to deliver a signed copy of this Agreement to Ann O’Dowd, Chief Administrative Officer, ZAIS Group, LLC, The Galleria Building 3, 2 Bridge Avenue, Ste. 322, Red Bank, New Jersey 07701, failing which this Agreement will be null and void ab initio. To the extent that EMPLOYEE elects in her discretion to execute and deliver this Agreement in less than 21 days, EMPLOYEE hereby acknowledges that she had sufficient time to consider this Agreement with counsel and that EMPLOYEE expressly, voluntarily and knowingly waives the 21 day period.  Under no circumstances, however, may EMPLOYEE deliver a signed copy of this Agreement prior to November 23, 2016.

c.       Following her execution of this Agreement, EMPLOYEE has seven days to revoke the agreement, and the agreement shall not become effective or enforceable until the revocation period has expired. In the event that EMPLOYEE does revoke the Agreement, notice of such revocation must be received by Ms. O’Dowd no later than the end of the seventh day after execution. If EMPLOYEE revokes the Agreement, it and the promises contained within shall be null, void and of no consequence or effect.

d.      This Agreement will become effective (the “Effective Date”) on the eighth day after execution by the EMPLOYEE if she does not revoke it as provided for in subsection (c) above.

8. Non-Disparagement. EMPLOYEE agrees not to issue, disseminate or otherwise make public any written or oral statements likely to disparage or harm ZAIS’ business or reputation or the reputation of any executive or employee of ZAIS or its affiliates. EMPLOYEE acknowledges that any breach by her of this non-disparagement agreement will subject her to substantial monetary damages. Nothing in this paragraph shall prohibit EMPLOYEE from providing, in good faith, factual information, not subject to any claim of attorney-client privilege or attorney work product, concerning EMPLOYER required by law or legal or regulatory proceeding. This Agreement does not prohibit or restrict EMPLOYEE (or EMPLOYEE’S attorney) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the Securities and Exchange Commission, any self-regulatory organization or any other state or federal regulatory authority. This non-disparagement agreement will survive EMPLOYEE’S termination of employment.

9 Return of Company Property. On or before Separation Date EMPLOYEE shall deliver to EMPLOYER all of EMPLOYER’s property in EMPLOYEE’s possession or under EMPLOYEE’s control. This paragraph does not prohibit EMPLOYEE from retaining for her own records copies of personnel, compensation, performance and other employment documents relating solely to herself.

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10. Cooperation and Consultancy. EMPLOYEE agrees that following the Separation Date EMPLOYEE will on reasonable request by EMPLOYER reasonably cooperate with EMPLOYER in connection with (i) the transition of any business matter with which she was involved as an EMPLOYEE, (ii) any facts or information concerning EMPLOYER as to which she has particular knowledge, and (iii) any threatened or actual claim, charge, cause of action or governmental or regulatory inquiry by any person or entity of any nature whatsoever involving EMPLOYER and EMPLOYEE or as to which EMPLOYEE has particular knowledge. EMPLOYER will reimburse EMPLOYEE for any reasonable out-of-pocket expenses incurred by EMPLOYEE in connection with his cooperation hereunder. EMPLOYEE further agrees that for a period of one year from the Separation Date EMPLOYEE will be available to undertake specific consulting assignments at the request of the Chief Executive Officer or the Chief Investment Officer of EMPLOYER (“Consultancy”). EMPLOYEE will have the right to accept or reject any such proposed assignment and will have the right to terminate the Consultancy on 30 days’ prior written notice to EMPLOYER. EMPLOYER will pay to EMPLOYEE a consulting fee of $500 per hour devoted by EMPLOYEE to her work on the Consultancy. EMPLOYER will also reimburse EMPLOYEE for her reasonable out of pocket expenses incurred in performing work for EMPLOYER under the Consultancy. EMPLOYER will pay to EMPLOYEE such fee and reimbursement within 30 days of EMPLOYER’S receipt of an invoice or invoices describing in reasonable detail the work performed and the time spent, and any out of pocket expenses incurred (such out of pocket expenses to be evidenced by appropriate receipts). EMPLOYEE will notify EMPLOYER promptly upon her acceptance of full time employment or any board of director position. In performing her work under the Consultancy, EMPLOYEE agrees that she will be subject to the same confidentiality and trading policies to which she was subject as a full time employee of EMPLOYER.

11. Reference Requests. Should any prospective employers of EMPLOYEE contact EMPLOYER, EMPLOYER will provide only EMPLOYEE’s dates of employment, position, and salary. EMPLOYER will provide no other information regarding EMPLOYEE’S employment with or separation from EMPLOYER. EMPLOYEE understands and acknowledges that all reference requests must be directed to EMPLOYER’s Chief Administrative Officer.

12. Taxes. The parties intend that the payments to be made under this Agreement shall be exempt from Section 409A of the Internal Revenue Code and this Agreement and shall be interpreted in a manner consistent with such intent.  If any provision of this Agreement (or of any award of compensation due to EMPLOYEE under this Agreement) would cause EMPLOYEE to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, EMPLOYER shall modify this Agreement to make it compliant with Section 409A and maintain the value of the payments and benefits under this Agreement.

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To the extent any taxes may be due on the payments or benefits provided in this Agreement, beyond regular payroll deductions for federal and state withholding and employment taxes as withheld by EMPLOYER, EMPLOYEE shall pay them herself, and shall indemnify and hold EMPLOYER harmless from any tax claims, liability, interest or penalty resulting from such payments, including but not limited to those which may arise under Internal Revenue Code Section 409A, and the Patient Protection and Affordable Care Act of 2010, incurred by EMPLOYEE which in any way arises out of or is related to said payments or benefits. EMPLOYEE further agrees to provide EMPLOYER any and all information pertaining to EMPLOYEE upon request as reasonably necessary for EMPLOYER and other entities released herein to comply with applicable tax laws. EMPLOYER has not made any representations regarding the federal or state tax consequences of the payments or benefits provided in this Agreement, and EMPLOYER has not provided the EMPLOYEE with any tax advice regarding the payments provided in this Agreement, including without limitation advice on the treatment of the payments under Section 409A of the Internal Revenue Code.

13. Effect of a Breach. EMPLOYEE hereby agrees that in the event of any material breach by EMPLOYEE of any obligation under this Agreement, including but not limited to the confidentiality and non-disparagement provisions, EMPLOYEE will: (i) forfeit any and all benefits she may have received or may be entitled to under this Agreement, (ii) be subject to the payment of damages and/or such equitable relief as may be awarded by a court, and (iii) pay EMPLOYER’S reasonable costs and attorneys’ fees incurred in any action brought by EMPLOYER against EMPLOYEE with respect to such breach unless EMPLOYEE is the prevailing party in such action. EMPLOYEE’S breach of any obligation under this Agreement shall excuse EMPLOYER from any further performance under this Agreement. However, any breach does not absolve EMPLOYEE of any or all of her remaining obligations under the Agreement.

14. Indemnification. EMPLOYEE shall remain entitled to indemnification to the extent set forth in Section 21 of the AMENDED AND RESTATED LIMITED LIABILITY AGREEMENT of ZAIS Group, LLC, and in accordance with the Indemnification Agreement with ZAIS Financial Corp dated June 1, 2015, and the Indemnification Agreement with ZAIS Group Holdings Inc. dated June 1, 2015, and any other indemnification agreement or arrangement of EMPLOYER to which she is a party or beneficiary.

15. No Reliance upon Representations. EMPLOYEE hereby represents and acknowledges that in executing this Agreement, EMPLOYEE does not rely and has not relied upon any representation or statement made by EMPLOYER, either verbal or written, with regard to the subject matter, or basis or effect of this Agreement, other than as set forth in this Agreement.

16. Entire Agreement. (a) The non-competition covenant in the Non-Competition Agreement, the Restricted Unit Award agreement dated June 1, 2015, the Joinder agreement dated June 1, 2015 and the Joinder agreement to the Tax Receivable agreement dated June 1, 2015, are waived and are of no effect; (b) the other sections of the Non-Competition Agreement, the Indemnification Agreement with ZAIS Financial Corp dated June 1, 2015, and the Indemnification agreement with ZAIS Group Holdings Inc. dated June 1, 2015 remain in effect; (c) this agreement contains the entire agreement between the parties and shall not be modified except in writing signed by the parties to be bound.

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17. Severability. If a court finds any provision of this Agreement invalid or unenforceable as applied to any circumstance, the remainder of this Agreement and the application of such provision shall be interpreted so as best to effect the intent of the parties hereto. The parties further agree to replace any such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, or other purposes of the void or unenforceable provision.

18. Governing Law. This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of New Jersey without regard to its conflict of law rules. EMPLOYER and EMPLOYEE hereby agree that any dispute concerning this Agreement shall be subject to the exclusive jurisdiction of the state courts and federal courts located in New Jersey.

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EMPLOYEE ACKNOWLEDGES THAT SHE HAS HAD AN OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH AN ATTORNEY AND AGREES THAT SHE FULLY UNDERSTANDS THIS AGREEMENT, INCLUDING THAT IT WAIVES ANY CLAIMS SHE MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, ACCEPTS IT, AGREES TO IT, AND AGREES THAT IT IS FULLY BINDING UPON HER FOR ALL PURPOSES.

Sworn and subscribed before me this	EMPLOYEE
30 day of November, 2016

/s/ Ann O’Dowd	/s/ Donna Blank
NOTARY PUBLIC	Donna Blank

ZAIS GROUP LLC

/s/ Michael F. Szymanski
Michael F. Szymanski

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